                                                                    Exhibit 12.1


                            RSL COMMUNICATIONS, LTD.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                Pro forma      Pro forma
                                                                                for the year   for the year
                                                                                  ended          ended
                                                                                December 31,   December 31,
                                      For the year ended December 31,             1996(2)        1996(3)
                                  ------------------------------------            -------        -------
                                  1994(1)          1995           1996
                                  -------          ----           ----
Net Loss .................       $(3,081)       $ (9,402)       $(38,240)       $(41,277)       $(68,330)
Add: Income Tax Provision           --              --               395             395             395
Less: Minority Interest ..          --              --               180             389             389
                                 -------        --------        --------        --------        --------
Pre Tax Loss .............        (3,081)         (9,402)        (37,665)        (40,493)        (67,546)
                                 -------        --------        --------        --------        --------
Add: Fixed Charges
  Interest ...............           225             194          11,359          12,092          38,805
  Amortization of debt
   expense ...............          --              --               275          1,1000          1,1000
                                 -------        --------        --------        --------        --------
   Total fixed charges ...           225             194          11,634          13,192          39,905
                                 -------        --------        --------        --------        --------
                                 $(2,856)       $ (9,208)       $(26,031)       $(27,301)       $(27,641)
                                 =======        ========        ========        ========        ========
Fixed Charges ............       $   225        $    194        $ 11,634        $ 13,192        $ 39,905
                                 =======        ========        ========        ========        ========
Ratio of Earnings to Fixed
 Charges .................            NA              NA              NA              NA              NA
Deficiency of Earnings to
 Fixed Charges ...........       $ 3,081        $  9,402        $ 37,665        $ 40,493        $ 67,546

NOTES
(1) The computation for the year ended December 31, 1994 is that of the predecessor entity, International Telecommunications Group Ltd.

(2)   Computation is prepared on a pro forma basis for the acquisitions.

(3) Computation is prepared on a pro forma basis for the acquisitions and the issuance of the Senior Notes.